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                                                                     EXHIBIT 3.4



                            CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                                       OF
                              VESTIN GROUP, INC.,
                             A DELAWARE CORPORATION

                                 July 12, 2004



        VESTIN GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

        SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

        THIRD: The Certificate of Incorporation is hereby amended by adding the following paragraph at the end of the first paragraph of Article Four of the Certificate of Incorporation:

        "Effective immediately upon the filing (the "Effective Time") of this Certificate of Amendment of Certificate of Incorporation of the Corporation, there shall occur a one for two reverse split of the Common Stock of the Corporation without further action by the Corporation or any of the stockholders thereof, pursuant to which each two (2) outstanding shares of Common Stock shall be converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all such shares of capital stock to which such holder is entitled), the Corporation shall pay such holder such amount in cash as such fractional share represents based on the fair market value of the Common Stock as of the Effective Date. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Certificate of Amendment of Certificate of Incorporation shall represent such number of new shares as split and converted following the filing hereof. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid."



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        IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its officer thereunto duly authorized as of the date first set forth above.



                                       By:
                                           -------------------------------------
                                                     Michael V. Shustek,
                                           Chief Executive Officer and President